Exhibit 10.5

CRESCENT ENERGY COMPANY

2021 MANAGER INCENTIVE PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Crescent Energy Company 2021 Manager Incentive Plan, as amended from time to time (the “Plan”), Crescent Energy Company, a Delaware corporation (the “Company”), hereby grants to KKR Energy Assets Manager LLC, a Delaware limited liability company (the “Participant”), the number of Restricted Stock Units subject to performance-based vesting (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	KKR Energy Assets Manager LLC

Date of Grant:	December 6, 2021

Award Type and Description:

This Award is granted pursuant to Article IX of the Plan. This Award represents the right to receive shares of Common Stock in an amount ranging from 0% to 240% of each Target PSU (as defined below), subject to the terms and conditions set forth herein and in the Agreement.

Each Target PSU corresponds to a number of shares of Common Stock equal to 2% of the total number of shares of Common Stock outstanding on each Performance Period End Date (as defined below).

Following the Committee’s certification of the level of achievement with respect to the Performance Goals (as defined below) following each Performance Period End Date, a portion of each Target PSU ranging from 0% to 240% of the Target PSU shall be deemed the “Earned Amount.” The Participant’s right to receive settlement of the applicable Earned Amount for a given Performance Period (as defined below) shall vest and become nonforfeitable as of the Performance Period End Date prior to such certification.

Target Number of PSUs:	5 (collectively the “Target PSUs” and each a “Target PSU”)

Performance Period:

December 7, 2021 (the “First Performance Period Commencement Date”) through December 6, 2024 (the “First Performance Period End Date” and such period, the “First Performance Period”);

December 7, 2022 (the “Second Performance Period Commencement Date”) through December 6, 2025 (the “Second Performance Period End Date” and such period, the “Second Performance Period”);

December 7, 2023 (the “Third Performance Period Commencement Date”) through December 6, 2026 (the “Third Performance Period End Date” and such period, the “Third Performance Period”);

December 7, 2024 (the “Fourth Performance Period Commencement Date”) through December 6, 2027 (the “Fourth Performance Period End Date” and such period, the “Fourth Performance Period”); and

December 7, 2025 (the “Fifth Performance Period Commencement Date”) through December 6, 2028 (the “Fifth Performance Period End Date” and such period, the “Fifth Performance Period”).

Each of the First Performance Period Commencement Date, the Second Performance Period Commencement Date, the Third Performance Period Commencement Date, the Fourth Performance Period Commencement Date and the Fifth Performance Period Commencement Date are referred to as a “Performance Period Commencement Date” with respect to the applicable period and each of the First Performance Period End Date, the Second Performance Period End Date, the Third Performance Period End Date, the Fourth Performance Period End Date and the Fifth Performance Period End Date are referred to as a “Performance Period End Date” with respect to the applicable period.

Each of First Performance Period, Second Performance Period, Third Performance Period, Fourth Performance Period and Fifth Performance Period are referred to as a “Performance Period.”

Performance Goals:	The “Performance Goals” are based on the Company’s achievement with respect to the performance goals described in Exhibit B attached hereto.

Settlement:	Subject to Section 3 of the Agreement, settlement of this Award shall be made solely in shares of Common Stock, which shall be delivered to the Participant in accordance with the Agreement.

By its signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Performance Stock Unit Grant Notice (this “Grant Notice”). The Participant acknowledges that it has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts or through an electronic administrative system designated by the Company), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

CRESCENT ENERGY COMPANY

By:
Name:
Title:
Date:

The foregoing agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the Participant.

KKR ENERGY ASSETS MANAGER LLC

By:
Name:
Title:
Date:

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EXHIBIT A

PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Crescent Energy Company, a Delaware corporation (the “Company”), and KKR Energy Assets Manager LLC, a Delaware limited liability company (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. In consideration of the Participant’s past and/or continued service to the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the Target PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent earned and vested, (i) this Award represents the right to receive shares of Common Stock in an amount ranging from 0% to 240% of the Target PSUs and (ii) each Target PSU represents the right to receive a number of shares of Common Stock equal to 2% of the total number of shares of Common Stock outstanding on each Performance Period End Date, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until any portion of this Award vests and becomes earned in the manner set forth in the Grant Notice, the Participant will have no right to receive any Common Stock or other payments in respect of this Award, except as otherwise specifically provided for in the Plan or this Agreement (including Section 4(b)). Prior to settlement of this Award, the Target PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Earning and Vesting of PSUs.

(a) Except as otherwise set forth in Section 2(b), the Earned Amount for each Performance Period shall be determined with respect to a single Target PSU for such Performance Period based on the extent to which the Company has satisfied the Performance Goals set forth in the Grant Notice, which shall be determined by the Committee in its sole discretion following the end of such Performance Period as described in Exhibit B attached hereto. By way of example, (i) if the level of achievement with respect to the Absolute TSR Performance Goal is 145% for a given Performance Period, then the Earned Amount with respect to the 0.6 Target PSU that is subject to the Absolute TSR Performance Goal is equal to 300%, which means that 180% (300% times 0.6) of the Target PSU shall have been earned; (ii) if the level of achievement with respect to the Relative TSR Performance Goal is equal to or greater than the 80th percentile for the same Performance Period, then the Earned Amount with respect to the 0.4 Target PSU that is subject to the Relative TSR Performance Goal is equal to 150%, which means that 60% (150% times 0.4) of the Target PSU shall have been earned; and (iii) the total Earned Amount with respect to the Target PSU for such Performance Period is determined to be 240% (180% plus 60%) of the Target PSU for such Performance Period, which is equivalent to a number of shares of Common Stock equal to 4.8% of the total number of shares of Common Stock outstanding on the applicable Performance Period End Date. To the extent that a Target PSU does not become earned during the corresponding Performance Period, such Target PSU shall be automatically forfeited without further notice and at no cost to the Company. In the event of the termination of that certain Management Agreement among the Company and the Participant, as amended from time to time (the “Management Agreement”) while any Target PSUs remain unearned (but after giving effect to any accelerated vesting pursuant to Section 2(b)), such unearned Target PSUs (and all rights arising from such Target PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b) Upon the occurrence of a Change in Control or a complete liquidation or dissolution of the Company, the Earned Amount with respect to all unearned Target PSUs shall immediately be deemed to be 100% of such Target PSUs on the Control Change Date or the date of liquidation or dissolution, as applicable, if the Management Agreement has not been terminated prior to such Control Change Date or such date of liquidation or dissolution, as applicable.

3. Settlement of PSUs. As soon as administratively practicable following each Performance Period End Date, but in no event later than 30 days thereafter, the Company shall deliver to the Participant a number of shares of Common Stock equal to the Earned Amount with respect to the Target PSU for the Performance Period, provided, however, that, notwithstanding anything contained herein to the contrary, if insufficient shares of Common Stock remain available under the Plan to be delivered in settlement of the Earned Amount, the Company shall deliver to the Participant a cash amount equal to the product of the Fair Market Value on such Performance Period End Date and the number of shares of Common Stock that could not be delivered. All Common Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of Common Stock shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4. Rights as a Stockholder; Dividends.

(a) The Participant shall have no rights as a stockholder of the Company with respect to any Common Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Common Stock, except as otherwise specifically provided for in the Plan or this Agreement; provided, however, that the Participant shall be entitled to participate in the gains and losses of the Company with respect to the Target PSUs granted hereunder.

(b) The Participant will have no right to receive any dividends or other distribution with respect to a Target PSU unless and until shares of Common Stock have been delivered in respect of the Earned Amount determined with respect to such Target PSU, if any, in accordance with the terms and conditions of this Agreement.

5. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in any federal, state, local and/or foreign tax obligations applicable to the Participant, to the extent required under applicable law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of such obligations.

6. Non-Transferability. Except as otherwise determined by the Committee, the Award may not be transferred at any time prior to becoming earned, vested and settled.

7. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended, is in effect at the time of such issuance with respect to the shares to be issued or (b) shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act of 1933, as amended. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed to be necessary for the lawful issuance and sale of any Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

8. Legends. If a stock certificate is issued with respect to Common Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Common Stock is then listed. If the shares of Common Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

9. Lock-Up Period. If so requested by the Company or any representative of the underwriters in connection with any offering of the Company’s securities (an “Offering”), the Participant (or other holder) shall not sell or otherwise transfer or distribute any Common Stock or other securities of the Company (or any securities convertible or exchangeable or exercisable for Common Stock or engage in any hedging transactions relating to Common Stock) during such period as may be requested in writing by such underwriters and agreed to in writing by the Company.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing. Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

11. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

12. Agreement to Furnish Information. The Participant agrees to cause to be furnished to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

13. Entire Agreement; Amendment. This Agreement and the provisions of the Management Agreement that relate to this Award constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Target PSUs granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

14. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

15. Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Common Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and any Affiliate of the Participant to whom the Target PSUs may be transferred.

18. Headings. Headings are for convenience only and are not deemed to be part of this Agreement.

19. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Award is intended to be exempt from the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that this Award is exempt from or compliant with Section 409A and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

EXHIBIT B

PERFORMANCE GOALS FOR PERFORMANCE STOCK UNITS

For each Performance Period, the performance goals for (i) 60% of the Target PSU (the “Absolute TSR Portion”) shall be based on the Company’s absolute total stockholder return (“Absolute TSR”) during the applicable Performance Period (the “Absolute TSR PSUs”) and (ii) 40% of the Target PSU (the “Relative TSR Portion”) shall be based on the relative total stockholder return (“Relative TSR” and together with Absolute TSR, the “Performance Goals”) ranking of the Company as compared to the Company’s Performance Peer Group during the applicable Performance Period (the “Relative TSR PSUs”). The Committee, in its sole discretion, shall have final authority to make factual determinations, interpret any ambiguities and resolve any and all issues with respect to the Performance Goals.

Absolute TSR Performance Goal

For each Performance Period, the Committee, in its sole discretion, will review, analyze and certify the Company’s Absolute TSR in order to determine the Earned Amount with respect to the Absolute TSR Portion for such Performance Period in accordance with the table below.

Absolute TSR (%)	Earned Amount (% of Absolute TSR Portion)*
<25%	0%
25%	100%
55%	150%
85%	200%
115%	250%
145%	300%

*	The Earned Amount for performance between the achievement levels shall be calculated using linear interpolation.

Calculation of Absolute TSR

The Company’s Absolute TSR annualized for the applicable Performance Period will be calculated based on the following formula, which shall then be multiplied by 100 such that the result is expressed as a percentage:

For purposes of the preceding formula, the following terms shall have the meanings specified below:

“Beginning Share Price” means (i) with respect to the First Performance Period, the volume-weighted average price per share of Common Stock for the 20 consecutive trading days beginning on and including the First Performance Period Commencement Date or (ii) with respect to each Performance Period other than the First Performance Period, the volume-weighted average price per share of Common Stock for the 20 consecutive trading days immediately preceding the applicable Performance Period Commencement Date.

“Cumulative Dividends” means the aggregate amount of dividends and other distributions paid on a share of Common Stock during the applicable Performance Period, assuming that such dividends and other distributions were reinvested in the Company as of the applicable ex-dividend dates during the applicable Performance Period.

“Ending Share Price” means the volume-weighted average price per share of Common Stock for the 20 consecutive trading days immediately preceding the applicable Performance Period End Date.

Relative TSR Performance Goal

For each Performance Period, the Committee, in its sole discretion, will review, analyze and certify the Company’s Relative TSR in order to determine the Earned Amount with respect to the Relative TSR Portion for such Performance Period in accordance with the table below.

Relative TSR Percentile Ranking	Earned Amount (% of Relative TSR Portion)*
<20th Percentile	0%
20th Percentile	50%
40th Percentile	75%
60th Percentile	100%
70th Percentile	125%
≥80th Percentile	150%

*	The Earned Amount for performance between two different performance levels shall be calculated using linear interpolation.

Determination of Relative TSR

The total stockholder return for the Company shall be determined using the Absolute TSR formula set forth above. The total stockholder return for each member of the Performance Peer Group will be calculated by dividing (i) (a) the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the Performance Period End Date minus (b) the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the applicable Performance Period Commencement Date plus (c) the aggregate amount of dividends and other distributions paid per share of such entity’s common stock during the applicable Performance Period (assuming that such dividends and other distributions were reinvested in the applicable entity as of the applicable ex-dividend dates during the applicable Performance Period) by (ii) the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the applicable Performance Period Commencement Date.

To determine the Company’s ranking for the Performance Period, total stockholder return will be calculated for the Company and each entity in the Performance Peer Group. The entities will be arranged by their respective total stockholder return (highest to lowest) and the rank of the Company within the Performance Peer Group will be determined.

Performance Peer Group

The Company’s “Performance Peer Group” for purposes of this Agreement shall consist of the following companies:

Ticker	Name
MRO	Marathon Oil Corporation
OVV	Ovintiv Inc.
APA	APA Corporation
EQT	EQT Corporation
AR	Antero Resources Corporation
CHK	Chesapeake Energy Corporation
RRC	Range Resources Corporation
MTDR	Matador Resources Company
PDCE	PDC Energy, Inc.
SWN	Southwestern Energy Company
MUR	Murphy Oil Corporation
DEN	Denbury Inc.
MGY	Magnolia Oil & Gas Corporation
SM	SM Energy Company
CRC	California Resources Corporation
CNX	CNX Resources Corporation
CPE	Callon Petroleum Company
WLL	Whiting Petroleum Corporation
OAS	Oasis Petroleum Inc.
CRK	Comstock Resources, Inc.

In the event a member of the Performance Peer Group files for bankruptcy or liquidates due to an insolvency or is delisted due to failure to meet a national securities exchange’s minimum market capitalization requirement, such entity shall continue to be treated as a member of the Performance Peer Group, and the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the applicable Performance Period End Date shall be treated as $0 if the common stock of such entity is no longer listed or traded on a national securities exchange on the applicable Performance Period End Date (and if multiple members of the Performance Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy, liquidation or delisting occurs, with earlier bankruptcies, liquidations or delistings ranking lower than later bankruptcies, liquidations or delistings).

In the event of a merger or other business combination involving one member of the Performance Peer Group or the formation of a new parent company by a member of the Performance Peer Group in which, immediately after the transaction, substantially all of the assets and liabilities of the surviving, resulting, successor entity, or new parent company, as the case may be, consist of the equity interests in the original member of the Performance Peer Group or the assets and liabilities of the original member of the Performance Peer Group immediately prior to the transaction, the surviving, resulting, successor entity, or new parent company, as the case may be, shall be substituted for the original member of the Performance Peer Group to the extent (and for such period of time) that the common stock (or similar equity securities) of the surviving, resulting, successor entity, or new parent company, as the case may be, is listed or traded on a national securities exchange but the common stock of the original member of the Performance Peer Group is not. In the event of a merger or other business combination of two members of the Performance Peer Group (including, without limitation, the acquisition of one member of the Performance Peer Group, or all or substantially all of its assets, by another member of the Performance

Peer Group), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Performance Peer Group, provided that the common stock (or similar equity securities) of such entity is listed or traded on a national securities exchange on the Performance Period End Date. With respect to the preceding two sentences, the volume-weighted average price per share of the applicable entity’s common stock (or similar equity securities) shall be equitably and proportionately adjusted to the extent necessary to mitigate the impact of the applicable transaction and preserve the intended incentives of this Award.